UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2004

                              DIALEX MINERALS INC.
                                    Formerly
                                VHS NETWORK, INC.

          FLORIDA                       000-29827                  65-065668
----------------------------     ------------------------    -------------------
(State or other jurisdiction     (Commission File Number)       (IRS Employer
    of incorporation)                                        Identification No.)

                              56 Temperance Street
                                    Suite 600
                            Toronto, Ontario M5H 3V5
                    (Address of principal executive offices)

                                Tel: 416-368-6161
                                Fax: 416-368-7805
              (Registrant's telephone number, including area code)

                          Registrant's former address:
                           390 Bay Street, Suite 2020
                            Toronto, Ontario M5H 2Y2


Item 2.  Acquisition or Disposition of Assets

Dialex Minerals Inc. ("Dialex" or the "Registrant"), formerly known as VHS Network Inc., has acquired all of the shares of Condor Diamond Corp., ("Diamond") an Ontario company engaged in diamond exploration. Diamond was a subsidiary of Condor Gold Corp. ("Gold") which is a principal shareholder of Dialex.

In exchange for all of the issued and outstanding shares of Diamond, Dialex issued an aggregate of 34,000,000 shares (the "Exchange Shares") of Dialex common stock to the Diamond shareholders on February 9, 2004.
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The  Exchange  Shares were  issued to the  shareholders  of Diamond,  in amounts
proportionate  to  their  respective   shareholdings  in  Diamond.  A  total  of
33,455,000 Dialex shares out of the 34,000,000 Dialex shares were issued to Gold as the principal shareholder of Diamond.

As set forth above, Gold is a significant shareholder of Dialex, and Alexander Stewart is the Chief Executive Officer and a member of the board of directors of each of Dialex and Gold. The shares of Gold are quoted on the Pink Sheets, LLC under the symbol "CDRGF". The balance of the Exchange Shares, being an aggregate of 545,000 shares, were issued, proportionately, to each of the nine Diamond shareholders.

Prior to the acquisition of the shares of Diamond, Dialex had 3,734,556 common shares issued and outstanding. Following the issuance of the Exchange Shares in consideration for the Diamond shares, the Company had a total of 37,734,556 shares issued and outstanding.

Diamond is a private company incorporated in Ontario. Diamond owns a majority interest in a total of 530 claims units located in the James Bay Lowlands, located in northern Ontario. The claims stretch Akimiski Island off the coast of Attawapiskat in James Bay westerly through to the McFauld's Lake area. As a result of airborne geophysic surveys, Diamond believes that over 400 targets merit further detailed exploration.


Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              DIALEX MINERALS INC.
                          (formerly VHS Network, Inc.)


March 11,  2004                             /s/ Alexander Stewart
------------------                          ------------------------------------
Date                                        Alexander Stewart
                                            Director and Chief Executive Officer


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